                                                                EXHIBIT 99.d(vi)

                              AMENDMENT NUMBER 5 TO
                         INVESTMENT MANAGEMENT AGREEMENT

     Pursuant to the Investment Management Agreement between Hartford Investment Financial Services Company ("HIFSCO") and The Hartford Mutual Funds, Inc. (formerly known as ITT Hartford Mutual Funds, Inc.) dated March 3, 1997, as amended (the "Agreement"), The Hartford Global Communications Fund, The Hartford Global Financial Services and The Hartford Growth Fund are hereby included in the definition of Portfolio. All provisions in the Agreement shall apply to the management of The Hartford Global Communications Fund, The Hartford Global Financial Services Fund and The Hartford Growth Fund except as stated below.

     The advisory fee for the three new portfolios shall be accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the Fund:

         The Hartford Global Communications Fund and The Hartford Global Financial Services Fund

         Net Asset Value                                      Annual Rate
         ---------------                                      -----------
         First $500 million                                    1.00%
         Next $500 million                                      .95%
         Amount over $1 billion                                 .90%

         The Hartford Growth Fund

         Net Asset Value                                      Annual Rate
         ---------------                                      -----------
         First $500 million                                     .85%
         Next $500 million                                      .75%
         Amount over $1 billion                                 .70%



     This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 9 of the Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed on the 30th day of October, 2000.

HARTFORD INVESTMENT                 THE HARTFORD MUTUAL FUNDS, INC.
FINANCIAL SERVICES                  on behalf of:
COMPANY                             The Hartford Global Communications Fund
                                    The Hartford Global Financial Services Fund
                                    The Hartford Growth Fund


By: /s/ David M. Znamierowski
   -------------------------
     David M. Znamierowski
     Senior Vice President, Investments     By:  /s/ David M. Znamierowski
                                                -------------------------------
                                                    David M. Znamierowski
                                                    President